(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Portfolios, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 19, 2008